Exhibit 10.1
KALERA, INC
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement ("Agreement") is made effective for all purposes and in all respects as of this day of      July 8      , 2020, by and between Kalera, Inc. ("Employer" "Company" or "Kalera") and, Reynaldo Fernando Cornejo Velez ("Executive") who shall collectively be known herein as "the Parties".
RECITALS:
WHEREAS, Employer is in the business of, among other things, the manufacture, sale and distribution of food and food related products, utilizing vertical hydroponic farms and cleanroom technology for producing exceptional quality produce year-round. Kaleras operations are based in Orlando, Orange County, Florida.
WHEREAS. Employer desires to employ Executive and Executive desires to work for Employer on the terms and under the conditions recited below with each party acknowledging the mutual promises and good and valuable consideration herein contained. the Parties. intending to be legally bound, hereby agree as follows:
A. Capacity of Employment. Executive shall be employed full time as the Chief Financial Officer for Kalera. The Chief Financial Officer's primary responsibilities shall include:
1.    Manage Kalera's accounting personnel and coordinate with the Human Resources department;
2.    Lead all financial forecasting, budgets, reporting and analysis with executives; create/model annual and future financial models, unit economics analysis for production facilities and input assumptions.
3 .    Provide strategic leadership of financial analyses, profitability, and valuation modes.
4.    Supervise cash management; create strategic initiatives and operational models with a strong focus on revenue growth, cost efficiency and profitability.
5.    Effectively and clearly communicate potential risks in a timely manner; ensure full transparency over the financial performance of the Company.
6.    Serve as a key leader for raising equity funds, IPO, equipment financing, debt and bond financing with investment banks, banks and equipment vendors. Structure and facilitate approximately two additional private placements and lead an initiative in securing a bank/lender to provide debt financing for new facilities.
7.    Structure and oversee mergers and acquisitions.
8.    Produce internal monthly reports as requested by Kalera's board of directors.
9.    Lead all external financial reporting: prepare quarterly, annual accounts/reports, prepare event related reports and present them in a PowerPoint format.
10.    Manage annual audits (local and consolidated) and tax reporting; oversee financial and accounting systems, processes, tools and controls to facilitate successful auditing and compliance with regulations.
11 .    Interface with the market through required stock exchange reporting, conference/video calls appearances and road shows.
12.     Maintain all regulatory filings and audits for a public company, interface share depositary function for listed companies in Norway (VPS).

13.    Develop and maintain data room
14.    Execute and maintain various contracts/legal documents; review and negotiate material agreements.
15 .     Manage Ml and Financial Systems.
16.    Maintain speed and accuracy of billings and client payments.
17 .    Executive shall have an office located at Kalera's regular place of business and is required to maintain regular business hours in the office during Kalera's usual hours of operation. The Executive further acknowledges that the Executive's duties and responsibilities shall require the Executive to travel on business to the extent necessary to fully perform the Executive's duties and responsibilities hereunder.
18 .    At all times provide a favorable, friendly, professional image for Kalera and refrain from any activity which may cause embarrassment or damage to Kalera's reputation. The Executive shall also fully comply with all policies set forth in Kalera's company handbook, including but not limited to at all times displaying only appropriate professional behavior toward Board members, co-workers and subordinates.
19 .    Regularly report to and take direction from the Chief Executive Officer of Kalera.
20.    Executive shall further perform other duties as required or assigned to him from time to time.
B. ExecutiveCompensation. For all services rendered by Executive under this agreement, compensation during the
Initial Term of employment and any subsequent term, shall be determined and paid as follows:
1.    Annual Salary. The Company shall pay Executive an annual salary of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) before standard payroll deductions. Executive salary will be reviewed annually by the Board and may be adjusted from time to time. Salary will be payable at the times and in the manner dictated by the Company's standard payroll policies.
2.    Signing Bonus. On the first regular payroll date following Executive's first day of employment, Company shall pay Executive a one-time signing bonus of Twenty-Five Thousand Dollars ($25,000.00) (the "Signing Bonus"), less applicable withholdings. Notwithstanding the foregoing, if the Executive is (i) terminated by the Company for Cause or (ii) if the Executive resigns for any reason, in either case, prior to the date that is twelve months (12) after the Effective Date, the Executive shall promptly (and in any event within thirty (30) days after such termination) repay the Company an amount equal to the Signing Bonus (less any income or other taxes paid in connection with such amount).
3 .    Performance Bonus Structure. The Company may pay Executive performance bonus compensation during the term of the Employee's employment hereunder in such amounts, if any, as shall be determined in the Board's sole discretion on an annual basis.
4.    Equity Participation. Executive shall be entitled to participate in Kalera stock options pursuant to the terms and provisions of the Stock Option Agreement (Employees). Pursuant to the terms and provisions of the Stock Option Agreement, Executive shall be given stock options of l, 100,000 @ $1.50 / share strike price.
5.    Automobile and Cell Phone Allowance. The Executive shall be entitled to receive an Automobile Allowance of Five Hundred Dollars ($500.00) per month and a Cell Phone Allowance of One Hundred Fifty Dollars (150.00) per month.
6.    Health and Other Benefits. The Executive shall be entitled to participate in the Company's Health and Dental plans and receive all benefits therefrom, subject to such eligibility provisions and the other terms and conditions of such plans, programs and perquisites, as may be in effect from time to time. The Executive's spouse and children may participate in the Company's Health and Dental plans at the
Executive's sole cost and expense.
7.    Vacation. After 90 days of employment, the Executive will be entitled to twenty days paid time off in his first year of employment and otherwise will be entitled to paid time off, no less than such twenty (20) days per year, in accordance with the Company 's personnel policies and procedures made available to the Company's executive employees of similar rank, as the same may change from time to time, or as otherwise determined by the Board. In addition, the Executive shall be entitled to such holidays consistent with the Company 's standard policies or as the Board may approve.
8.     Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall. upon receipt and approval of appropriate documentation, reimburse the Executive each month for the Executive· s reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses. Entertainment, travel and equipment expenses are not reimbursable, unless approved in advance by the Company. The arrangement set forth in this Section B. 8. is intended to constitute an accountable plan within the meaning of Section 162(a) of the Internal Revenue Code, as amended (the..Code") and the accompanying regulations, and the Executive agrees to comply with all reasonable guidelines established by the Company from time to time to meet the requirements of Section 162(a) of the Code and the accompanying regulations. Under no circumstances shall "reimbursable expenses" include any amount for personal, family or living expenses.
9.     Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.
C. Term of Employment.
1.    Term. Executive's Employment as Kalera shall commence on July 20, 2020 and continue until July 21, 2021. This Employment Agreement shall automatically renew for unlimited successive one-year terms. In the event that Kalera comes under contract to sell its business to a third party, this agreement may be terminated by either party pursuant to the provisions of paragraph F hereunder.
2.    Non-Renewal Notice Period. Any Party wishing to give notice of non-renewal of this agreement, shall give the other Party written notice, delivered via certified mail, hand delivery, or email with delivery receipt no less than sixty (60) days prior to the expiration date of the Agreement.
D. Termination for cause. Employer may terminate this employment agreement at any time "for cause", the grounds for which are defined below. In the case of termination for cause, Employer shall have no obligation to Executive for salary, bonus, or other compensation or any other form of benefits under this agreement except for: (a) compensation earned prior to the effective date of termination, or (b) other benefits mandated under state or federal law for departed employees (such as COBRA health benefits, if applicable). Also, in the case of termination for cause, Employer shall reimburse Executive for all appropriately documented expenses incurred by Executive before the termination date that are otherwise reimbursable to Executive under this Agreement. The "notice period" and "notice method", if any, contained in paragraph B above do not apply to termination for cause. Employer must give actual notice to Executive of termination for cause but may deliver said notice by any manner, either orally or in writing. Employer may make termination for cause effective immediately.
Grounds For "Cause" Termination. Commission of any of the following acts by Executive constitute grounds for the Employer to terminate Executive "for cause" under this paragraph:
1.    Executive is charged with a felony crime;
2.    Executive commits a crime of moral turpitude such as an act of fraud or other crime involving dishonesty;

3.    Executive violates his or her duties of confidentiality and/or no-competition under this agreement;
4.    Executive accepts an offer for future em while employed under this Agreement;
5.    Executive fails to comply with directives from superiors, the company board of directors or managing officers, or written company policies;
6.     Executive commits any act or acts that harm the Company's reputation, standing, or credibility within the community(ies) it operates or with its customers or suppliers;
7.    Executive fails to perform the responsibilities and/or duties enumerated in this Agreement with the high degree of care and professionalism normally required of a Chief Financial Officer.
E. Termination Without Cause. The Company may terminate this Agreement without Cause or by simply not renew the Agreement by giving sixty (60) days written notice (or pay in lieu of notice). If the Company terminates this Agreement without Cause (and other than due to Disability) or the Company provides notice to the Executive that it will not extend the Term pursuant to Section 2. the Company shall provide, in addition to the any accrued amounts, severance pay to the Executive in an amount equal to three (3) months of the Base Salary, payable during the three (3) month period immediately following such termination in substantially equal monthly installments consistent with the Company's payroll practices.
F. Disability and Death. In the event that the Executive cannot perform his duties hereunder on account of illness or other incapacity for a period of ninety (90) consecutive days (or a period of 120 days in any 365-day period) ("Disability"), the Company shall have the right upon written notice to the Executive to terminate this Agreement, without further obligation other than for any accrued amounts. If the Executive dies during the Term, this Agreement shall terminate immediately, and the Executive· s legal representatives or designated beneficiary shall be entitled to receive any accrued amounts.
G. Conditions to Payment. Any severance payments or benefits under Section E, or elsewhere in this agreement shall be (i) conditioned upon the Executive having provided an irrevocable waiver and general release of claims in favor of Kalera, their respective affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the Released Parties"), in a form reasonably satisfactory to Kalera, and (ii) subject to the Executive's continued compliance with the terms of Sections I, J, K, and L hereunder which provisions shall survive this agreement. The payment of any amounts due to the Executive as a result of termination without cause or non-renewal of this agreement shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Executive has made thereunder. The Company may offset any amounts due and payable by the Company to the Executive (excluding accrued amounts) against any amounts the Executive owes the Company hereunder.
H. Resignations. Upon termination of the Executive's employment for any reason, and regardless of whether the Executive continues as a consultant to the Company, upon the Company's request the Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any subsidiary or affiliate of the Company) to the extent the Executive is then serving thereon, and Executive agrees to promptly execute any documents reasonably required to effectuate the foregoing.
I. Confidentiality. For so long as Executive shall remain employed by Employer and after termination of employment with Employer for any reason, Executive shall not disclose or communicate any "Confidential Information" of Employer to any person or entity other than Employer nor use said "Confidential Information" for any purpose or reason other than the benefit of Employer. For purposes of the preceding sentence, "Confidential Information" means (but is not limited to) any information regarding Employer's business methods, information that relates to purchasing, sales, customers, employee recruiting, marketing, the Company's financial position and financing arrangements, business records, business policies, procedures, techniques, research or development projects or results, sales information of any kind, financial information of any kind, trade secrets or other knowledge possessed by Employer which is not generally known by individuals outside of the Employer (including Employer's employees, consultants, and advisors). Also, "Confidential Information" shall additionally include, but not be limited to, the following information of Employer:
1.    Client lists or other client information;
2.    Information pertaining to products or services under development;
3.    Internal Company reorts of any kind;
4.    Kalera ownership, company structure, confidential company information, employee names and contact information, executive names and contact information, or other employee or executive related information.
J. Non-compete Agreement. As a material part of this Agreement, the Executive agrees that during his employment by the Company and for an additional period of twenty-four (24) consecutive months from and after the termination of his employment for any reason whatsoever (whether with or without cause or resulting from resignation), he will not compete directly or indirectly with the Company and shall not either directly or indirectly have any ownership or profits interest in, become a shareholder, partner, director, officer or employee of or otherwise provide services (including but not limited to consulting with and advising as an independent contractor), or in any manner engaging in the business of owning, operating or managing any business to any business or entity which provides food services production utilizing hydroponic or technology based food production facilities (such as aeroponics, passive sub-irrigation, deep water culture, top-fed deep water culture and other similar production methods) within the following geographic areas: United States of America; Canada: and such other countries within which Kalera expands its business during the term of the Executive's employment. If at any time a court of competent jurisdiction determines that either the time or area restrictions of this paragraph are invalid. the parties agree that the court may establish valid time and area restrictions and the parties agree to comply with said restrictions as established by said court of competent jurisdiction.
K. Non-Solicitation Agreement. Executive agrees, that during said twenty four (24) month period after termination or resignation he will not contact or solicit clients or customers of the Company or of any affiliated or associated Company wherever located, or cause severance of business relationships between the Company or any affiliated Company and any other person or entity for a period of twenty four (24) months after termination of employment or resignation. Executive further agrees not to interfere with any contractual relations, verbal or written between the Company, any of its customers or employees and any other person or entity, or employ or solicit for employment with any person or entity, any employee of the Company or of any entity related, affiliated or associated with the Company. Executive further agrees that during said twenty-four (24) month period not to solicit, recruit, hire or assist others in hiring any employees of the Company, or former employees whose employment terminated during the twenty-four month period immediately preceding such solicitation, recruitment or hiring.
L. Non-Disparagement Agreement. Executive and Company agree, that during said twenty-four (24) month period after termination or resignation, the parties mutually agree that they will not criticize, denigrate, or disparage each other as set forth herein. To that end, Employee and Employer will not make any disparaging communication to third parties, disparaging statements to the press, write disparaging commentaries about each other on Facebook, Twitter, Linkedin, lnstagram, Yelp, or any other blog or forum on the internet, make disparaging comments to the Employer's current employees, make any disparaging communication with any individual or entity with whom the Employer has a business relationship, or any other person if such comment or statement could be likely to adversely affect the conduct of the business or reputation of either party. Employee shall further refrain from making any disparaging communications or comments about the Company's future plans, business prospects, business operations or business reputation to third parties For purposes of this Agreement, the term "disparage", "disparaging communications" or "disparaging comments" shall include but are not be limited to critiques, derogatory statements, ridicule, slander, jokes or insults at the expense of the Company or employee, the Company's management, senior personnel, staff, officers, directors, products or services, consultants, or other employees. Prohibited methods of disseminating disparaging communications shall include but not be limited to writing comments on business review websites including but not limited to Glassdoor, Angie's List, Consumer Reports, Dex Knows, Epinions or other similar websites, radio, television, biogs, email, telephone, text messaging, snap chat, or word of mouth. To the extent either Employee or the Employer are legally required to disclose to a governmental entity or other third party the reason(s) for Employee's separation from the Employer, the Employer or Employee shall provide only his dates of employment and positions held.
M. Intellectual work product. Any writing, invention, process, creative mark or other work which Executive may make or conceive of, either alone or with others, at any time while Executive is an Executive of Employer which in any way relates to the business of Employer, shall be the sole property of Employer and Executive shall have no rights in nor claims thereto (including, but not limited to, rights or claims accruing under the copyright, trademark, or patent laws of any country).
N. Remedies in Event of Breach. Executive hereby recs that irreparable damage will result to the Employer, and to the business of the Employer, in the event of breach by Executive of any of the covenants and assurances contained in paragraphs I (Confidentiality). J (Non-Compete), K (Non-Solicitation) and L (Non-Disparagement), above. As such, in the event of breach of any of the covenants and assurances contained in paragraphs I, J, K, or L of this contract, Employer shall be entitled to enjoin and restrain Executive from any continued violation of any term of paragraphs E, F and/or H hereof. This equitable remedy shall be in addition to (and not supersede) any action for damages Employer may have for breach of any part of this agreement. The parties agree that any bond for a request for temporary injunction issued pursuant to this Agreement. shall not be in excess of $2,000. The prevailing party in any such litigation shall be entitled to an award of attorney's fees and costs (including in bankruptcy or on appeal) from the non-prevailing party. In addition with regard to a breach of paragraph K (Non-Solicitation) as to the solicitation of employees, the parties stipulate and agree that the non breaching party shall be entitled to receive liquidated damages equal to one year (the lastfull year) of Kai era's base salary for each and every employee who actually resigned from the Company as a result of the Executive's breach of this provision.
O. Survival of Paragraphs I, J, KL, M, and N. Should either party lawfully terminate this agreement, paragraphs I, J, K L. M. and N hereof shall survive any such termination and remain in full force and effect until the expiration of their legal enforceability.
P. Section 409A Compliance. The provisions of this Agreement shall comply with Section 409A of the Code, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any affiliate will have any obligation to indemnify the Executive or otherwise hold him harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment hereunder will be deemed a "separate payment" within the meaning of Treas. Reg. Section 1.409A-2(b)iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to "termination of employment" (and substantially similar phrases) mean "separation from service" within the meaning of Section 409A of the Code. For the avoidance of doubt, it is intended that any expense reimbursement made to the Executive hereunder is exempt from Section 409A of the Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Code, then (i) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit.
Q. Integration. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, and covenants, express or implied, oral or written, with respect to the subject matter hereof, are hereby superseded by this agreement. This is an integrated agreement. Should the language of this contract conflict with any Employer manual or memorandum, the language of this contract shall control unless the external document specifically states that it shall act as a modification of company employment contracts and the Executive consents to this modification.
R. Non-assignability by Executive. This is a personal service contract which must be performed by the individual named herein as Executive and, as such, performance hereof may not be assigned or subcontracted without the express written consent of Employer. However, Employer retains the power to assign or transfer its rights under this agreement.

S. Notices. Any notice, request, communication or instruction to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or email with delivery receipt, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

To the Company:	Kalera Inc.
8440 Tradeport Dr.,Suite 102-103
Orlando, FL 32827, USA
Company Email: dmalechuk@kalera.com
To the Executive:	Reynaldo Fernando Cornejo Velez
222 East 34th Street Apt 702
New York, 10016
Executive Email: fcornejo@latsor.com
Notices delivered by email with delivery receipt shall have the same legal effect as a notice delivered in person.
T. Severability. In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.
U. Modification. Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.
V. Acknowledgments. Each party acknowledges that he or she has had an adequate opportunity to read and study this
Agreement. to consider it, to consult with attorneys if he or she has so desired.
W. Return of Materials. Executive agrees that upon the termination of his or her employment with Employer for any reason whatsoever, Executive will promptly return to Employer all manuals, records, training materials, and other Confidential Information in his or her possession as well as equipment, if any, given to Executive by Employer for use in performance of his or her duties.
X. Effect of Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this agreement by the
Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.
Y. Exclusive Jurisdiction for Suit in Case of Breach. The Parties, by entering into this agreement, submit to jurisdiction in Orange County, Florida for adjudication of any disputes and/or claims between the parties under this agreement. Furthermore, the parties hereby agree that the courts of Orange County, Florida shall have exclusive jurisdiction over any disputes between the parties relative to this agreement, whether said disputes sounds in contract, tort, or other areas of the law.
Z. State Law. It is intended that this Agreement be valid and enforceable under the laws of the state of Florida, and that the laws of this state shall govern the agreement's interpretation.
AA. Advice of Counsel. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive's right to seek independent advice from an attorney of the Executive's own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company's directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive's own judgment and any advice provided by the Executive's attorney.
BB. Representations of the Executive. The Executive represents, warrants and covenants that as of the date hereof and as of the Effective Date: (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive's obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive's duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

WAIVER OF JURY TRIAL.    THE PARTIES HERETO EXPRESSLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO JURY TRIAL AND WAIVE THEIR RIGHT TO HAVE ANY MATTER OR DISPUTE ARISING HEREUNDER OR PERTAINING TO THE EXECUTIVES EMPLOYMENT WITH KALERA DECIDED BY A JURY.
IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, Employer and Executive affix their signatures hereto.

EXECUTIVE		KALERA, INC.

/s/ Reynaldo Fernando Cornejo Velez		/s/ Daniel Malechuk
Reynaldo Fernando Cornejo Velez		BY:	Daniel Malechuk
		AS:	Chief Executive Officer

Dated:	July 8, 2020	Dated:	July 8, 2020